Exhibit 10.5



                        RESTRICTED STOCK UNIT AWARD UNDER
                            THE CYTEC INDUSTRIES INC.
                       1993 STOCK AWARD AND INCENTIVE PLAN

                                                                   March 1, 2005

Mr. W. N. Arvin
12 Michelle Way
Pine Brook, NJ 07058

Units of Restricted Stock:  2000
                            ----

Dear Employee:

     You have been granted by the Compensation and Management Development Committee (the "Committee") of the Board of Directors of Cytec Industries Inc. (the "Company") 2000 Restricted Stock Units. This award is subject to the terms and conditions hereof and of the Company's 1993 Stock Award and Incentive Plan (the "Plan"). Restricted Stock Units are awarded pursuant to Section 6(e) of the Plan.

     (1) Subject to Paragraphs (7), (8) and (9) below, this award of Restricted Stock Units shall vest as follows: 667 Restricted Stock Units on March 1, 2006, 667 Restricted Stock Units on March 1, 2007 and 666 Restricted Stock Units on March 1, 2008.

     (2) Promptly after the date any of the Restricted Stock Units covered by this award vest, the Company will pay to you the value of such Restricted Stock Units determined as follows: multiply the number of such Restricted Stock Units by the sum of (x) and (y) where (x) is the arithmetical average of the closing sales price per share of the Company's common stock, par value $0.01 per share, on the national securities exchange on which such stock is principally traded, for each day on which such stock exchange was open for trading during the thirty calendar days immediately preceding the date of vesting and (y) is the sum of any cash dividends paid on a share of the Company's common stock from the date of this award through the vesting date. After the Company has paid you the value of such Restricted Stock Units, they shall be of no further force and effect.

     (3) The Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of; and neither any interest therein or under the Plan may be assigned; and any attempted assignment shall be void.

     (4) No cash dividends will be paid or earned on outstanding Restricted Stock Units.

     (5)  The Restricted Stock Units do not have any voting rights.



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Restricted Stock Unit Award -
March 1, 2005

     (6) Any stock of the Company or any of its subsidiaries distributed in connection with a stock split, stock dividend, recapitalization or other similar transaction shall be deemed to be part of the Restricted Stock Unit and included in the valuation of the Restricted Stock Unit on its vesting date.

     (7) On termination of your employment with the Company or any of its subsidiaries for any reason all unvested Restricted Stock Units shall be forfeited, except as provided in paragraph (8) below or except as the Committee shall otherwise determine.

     (8) If your employment with the Company or a subsidiary or affiliate terminates by reason of your (i) death, (ii) disability as defined in the Company's Long-Term Disability Plan, (iii) retirement on or after your 60th birthday, or (iv) under other circumstances determined by the Committee to be not contrary to the best interest of the Company, then any Restricted Stock Units that vest within twelve months after the termination of your employment shall not be forfeited by reason of such termination of employment. Nothing contained in this paragraph shall preclude the Company (with the approval of the Committee) and you from agreeing in writing as to the portion of your award which is not forfeited by reason of the termination of your employment.

     (9) As provided in the Plan, upon the occurrence of a "change in control" all unvested (and not previously forfeited or terminated) Restricted Stock Units shall immediately vest. Upon such occurrence, the value of such vested Restricted Stock Units as determined in accordance with paragraph 2 of this Award shall be paid to you promptly.

     (10) Nothing in this Award shall confer on you any right to continue in the employ of the Company or any of its subsidiaries or affiliates or interfere in any way with the right of the Company or any subsidiary or affiliate to terminate your employment at any time.

     (11) You agree to pay the Company promptly, on demand, any withholding taxes due in respect of the Awards made hereunder. The Company may deduct such withholding taxes from any amounts owing to you by the Company or by any of its subsidiaries or affiliates, including from any proceeds of Restricted Stock Units payable to you.

     In the event of any conflict between the terms of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.



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Restricted Stock Unit Award -
March 1, 2005



     If you accept the terms and conditions set forth in this Agreement, please execute the enclosed copy of this letter where indicated and return it as soon as possible, at which time the award shall become effective.

                                             Very truly yours,

                                             CYTEC INDUSTRIES INC.


                                             BY: /s/ J.E. Marosits
                                                 -----------------------
                                                 J.E. Marosits
                                                 Secretary - Compensation
                                                 and Management
                                                 Development Committee
Enc.

ACCEPTED:


 /s/ William N. Avrin
--------------------------------
Employee Name:  William N. Arvin
Social Security No. ###-##-####
Date:



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